UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 5, 2020

PUMA BIOTECHNOLOGY, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-35703	77-0683487
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10880 Wilshire Boulevard, Suite 2150

Los Angeles, California 90024

(Address of principal executive offices) (Zip Code)

(424) 248-6500

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	PBYI	The NASDAQ Stock Market LLC (NASDAQ Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

Appointment of Brian Stuglik to the Board

On July 5, 2020, Brian Stuglik, 61, was appointed to the Board of Directors (the “Board”) of Puma Biotechnology, Inc. (the “Company”). Mr. Stuglik will serve on the Board for a term expiring at the 2021 Annual Meeting of Stockholders and until his successor is duly elected and qualified, or until his earlier death, resignation or removal. In connection with his appointment to the Board, Mr. Stuglik was also appointed to the Commercial Committee of the Board (the “Commercial Committee”).

Mr. Stuglik has served as the Chief Executive Officer of Verastem, Inc., since July 2019 and as a member of its Board of Directors since September 2017. Mr. Stuglik has also served as a member of the Board of Directors of Oncopeptides AB since May 2018. Mr. Stuglik founded Proventus Health Solutions in January 2016 and has over three decades of experience in U.S. and international pharmaceutical development, product strategy, and commercialization. Prior to founding Proventus Health Solutions, Mr. Stuglik served as the Vice President and Chief Marketing Officer for the oncology division of Eli Lilly and Company, from 2009 to December 2015. Mr. Stuglik received a Bachelor of Science in Pharmacy from Purdue University and holds memberships in the American Society of Clinical Oncology, the American Association of Cancer Research, and the International Association for the Study of Lung Cancer. Mr. Stuglik was selected as a director because of his significant experience and background in the life sciences industry and, in particular, commercialization of pharmaceutical therapies.

Mr. Stuglik will receive the standard fees paid by the Company to all of its non-employee directors and members of the Commercial Committee under the Company’s non-employee director compensation program. At this time, the annual cash retainer is $50,000 for service on the Board and $7,500 for service on the Commercial Committee. Each annual retainer is paid by the Company in four equal installments of $12,500 for board service and $1,875 for Commercial Committee service, respectively, at the beginning of each calendar quarter. In addition, pursuant to the Company’s non-employee director compensation program, Mr. Stuglik received an option to purchase 93,953 shares of the Company’s common stock in connection with his appointment to the Board. The option has an exercise price of $10.53 per share and will vest with respect to one-third (1/3) of the shares subject thereto on the first anniversary of the applicable grant date, and with respect to an additional one-thirty sixth (1/36) of the shares subject thereto on each monthly anniversary thereafter, subject to continued service through the applicable vesting date.

In accordance with the Company’s customary practice, the Company is entering into an indemnification agreement with Mr. Stuglik, which will require the Company to indemnify him against certain liabilities that may arise as result of his status or service as a director.

There are no arrangements or understandings between Mr. Stuglik and any other person pursuant to which he was selected as a director, nor are there any transactions in which Mr. Stuglik has an interest that would be reportable under Item 404(a) of Regulation S-K.

Resignation of Frank Zavrl from the Board.

On July 6, 2020, Frank E. Zavrl notified the Company of his decision to resign from the Board, effective immediately. Mr. Zavrl’s resignation was not the result of any disagreement with the Company on any matter relating to the Company’s operations, policies or practices.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PUMA BIOTECHNOLOGY, INC.

Date: July 8, 2020	By:	/s/ Alan H. Auerbach
Alan H. Auerbach
Chief Executive Officer and President